Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Second Quarter Fiscal Year 2016
 Financial Results

Revenues for the Second Quarter 2016 increased 90% to a record $6.8 Million

Non-GAAP EBITDA of $964,465, or $0.30 per Share

East Rutherford, NJ – November 16, 2015 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE MKT: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported its financial results for the second quarter of fiscal year 2016 ended September 30, 2015.

Highlights

•	Revenues increased to $6.8 million, a 90% increase versus the comparable period of fiscal year 2015.
•	Operating income increased to $916k, a $1.2 million improvement versus second quarter of 2015.
•	Strong operating cash flow and significant improvement in cash balances.
•	Interest expense dropped 55% over the comparable period of the previous year due to new bank deal and lower balances.
•	Non-GAAP EBITDA of $964,465 or $0.30 per share.
➢	Tax accrual included in our GAAP accounting is a non-cash item due to Tel’s large tax NOL.
•	$519k warrant valuation increase due to trailing 12 months EBITDA doubling to over $2.4 million.
•	GAAP earnings per share of $0.06 per share, versus a loss of $0.08 per share in the comparable period of the previous year.

Revenues for the second quarter were $6,818,390, a 90% increase from $3,587,674 in the comparable period of fiscal year 2015. Gross margin for the quarter increased to $2,243,466 as compared to $869,344 for the same period last year. This gross margin improvement is primarily attributed to the increase in revenue levels and improved factory efficiency. Selling, general and administrative expenditures increased by $224k versus the comparable period ended September 30, 2014 due to profit sharing accruals and higher commission expenses. Research and development expenses decreased slightly from the comparable period ended September 30, 2014 despite continued investment in our next generation of avionics and communications test sets.

Non-GAAP adjusted earnings before interest, taxes, the change in warrant valuation, depreciation and amortization (EBITDA) for the second quarter increased to $964,465, or $0.30 per share, compared to loss of $234,847 for the second quarter of the previous fiscal year. On a GAAP basis, net income for the quarter was $199,466, or $0.06 per basic share compared to a net loss of $248,195, or $0.08 per share, in the year ago period. The net income results were significantly impacted by the $518,888 increase in the warrant liability. This increase in the warranty liability was due to our last 12 months trailing EBITDA increasing from $1,235,395 as of June 30, 2015 to $2,434,710 in the latest quarter.

Commenting on the results, Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “We are pleased to report a fourth consecutive quarter of profitability as well as record revenues and operating income in the latest quarter. In the latest quarter, the Company’s cash balances increased to almost $800k despite continued reductions in accounts payable and long-term debt. Management believes that our operating results going forward will continue to benefit from increased volume and the shipment of more of the higher priced CRAFT units, as well as from the full production release of the TS-4530A SETS which are expected to begin shipping in January 2016.

“With backlog at the end of the second quarter now at $19.7 million, the Company is actively working both domestic and overseas opportunities. The untapped Mode 5 market is significant, and the Company has already sold Mode 5 test equipment to 18 different foreign countries, and we expect a longer term international growth opportunity as customers look to comply with the January 1, 2020 mandate for Mode 5 installation. The Company also continues to invest in new product development with the TR-36 Nav/Comm test set being the first product to be released from these efforts. We are also actively working on next generation test sets for both commercial and military market that we believe will be extremely competitive and will expand our core markets. We also continue to investigate opportunities in other markets based upon core competencies in RF, Digital Design and Test Solutions, and we are excited about fiscal year 2016 and beyond.”

We encourage everyone to read our full results of operations contained in our Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission on November 16, 2015, which can be found at sec.gov.

Conference Call

The Company will host a conference call and webcast on Monday, November 16, 2015 at 9:00 a.m. Eastern Time to discuss the Company’s fiscal first quarter results.

To access the live webcast, log onto the Tel-Instrument Electronics Corp.’s website at:

https://www.telinstrument.com/learn-about-telinstrument/investor-relations.html.

To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.

A replay of the teleconference will be available until December 15, 2015 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415.  Callers should use conference ID: 13624963.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com

 TEL-INSTRUMENT ELECTRONICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	March 31, 2015
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$795,393	$185,932
Accounts receivable, net	860,856	1,625,171
Inventories, net	4,686,063	4,032,074
Prepaid expenses and other current assets	376,568	281,002
Deferred financing costs	5,429	5,429
Deferred income tax asset	1,064,395	1,064,395
Total current assets	7,788,704	7,194,003

Equipment and leasehold improvements, net	224,192	270,792
Deferred financing costs – long-term	6,077	8,792
Deferred income tax asset – non-current	1,991,718	2,377,583
Other long-term assets	33,509	32,317
Total assets	10,044,200	9,883,487

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt, net of debt discount	405,718	387,839
Capital lease obligations – current portion	13,231	16,758
Accounts payable and accrued liabilities	3,022,230	3,577,566
Deferred revenues – current portion	15,483	18,609
Accrued payroll, vacation pay and payroll taxes	689,904	594,114
Total current liabilities	4,146,566	4,594,886

Subordinated notes payable - related parties	125,000	250,000
Capital lease obligations – long-term	-	4,561
Long-term debt	516,977	708,604
Deferred revenues – long-term	132,068	133,650
Warrant liability	969,790	518,962
Other long-term liabilities	20,400	33,000
Total liabilities	5,910,801	6,243,663

Commitments

Stockholders' equity:
Common stock, 4,000,000 shares authorized, par value $0.10 per share, 3,256,887 and 3,256,887 shares issued and outstanding, respectively	325,686	325,686
Additional paid-in capital	8,061,211	8,046,168
Accumulated deficit	(4,253,498)	(4,732,030)
Total stockholders' equity	4,133,399	3,639,824
Total liabilities and stockholders' equity	$10,044,200	$9,883,487

TEL-INSTRUMENT ELECTRONICS CORP.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Net sales	$6,818,390	$3,587,674	$12,664,309	$6,716,750
Cost of sales	4,574,924	2,718,330	8,605,548	4,727,189

Gross margin	2,243,466	869,344	4,058,761	1,989,561

Operating expenses:
Selling, general and administrative	883,876	660,034	1,749,564	1,539,227
Engineering, research and development	443,656	497,726	935,788	981,622
Total operating expenses	1,327,532	1,157,760	2,685,352	2,520,849

Income (loss) from operations	915,934	(288,416)	1,373,409	(531,288)

Other income (expense):
Amortization of debt discount	-	(30,061)	-	(60,935)
Amortization of deferred financing costs	(1,358)	(27,080)	(2,715)	(54,160)
Change in fair value of common stock warrants	(518,588)	27,801	(450,828)	(106,080)
Interest expense	(25,835)	(57,387)	(55,469)	(119,867)
Total other expense	(545,781)	(86,727)	(509,012)	(341,042)

Income (loss) before income taxes	370,153	(375,143)	864,397	(872,330)

Income tax expense (benefit)	170,687	(126,948)	385,865	(240,130)

Net income (loss)	$199,466	$(248,195)	$478,532	$(632,200)

Basic income (loss) per common share	$0.06	$(0.08)	$0.15	$(0.19)
Diluted income (loss) per common share	$0.06	$(0.08)	$0.15	$(0.19)

Weighted average shares outstanding:
Basic	3,256,887	3,252,702	3,256,887	3,252,048
Diluted	3,260,799	3,252,702	3,262,058	3,252,048

TEL-INSTRUMENT ELECTRONICS CORP.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)
	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2015	2014

Net income (loss)	$199,466	$(248,195)

Income tax provision (benefit)	170,687	(126,948)

Depreciation and amortization	39,958	44,728
Amortization of debt discount	-	30,061
Amortization of deferred financing costs	1,358	27,080
Change on fair value of common stock warrants	518,588	(27,801)
Interest, net	25,835	57,387
Non-cash stock-based compensation	8,577	8,841

Non-GAAP EBITDA	$964,465	$(234,847)

Non-GAAP EBITDA per common share	$0.30	$(0.07)

Basic weighted average shares outstanding	3,256,887	3,252,702

The term EBITDA consists of net income (loss) plus interest, taxes, depreciation and amortization, amortization of debt discount and deferred financing charges, change in fair value of warrants, non-cash interest, and non-cash stock-based compensation. EBITDA is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation from, or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt, and to fund capital expenditures, and provides investors a helpful measure for analyzing its operating performance. The table above sets forth a reconciliation of EBITDA to net income (loss), which is the most directly comparable measure of financial performance, calculated under generally accepted accounting principles. Non-GAAP EBITDA per common share is calculated by dividing Non-GAAP EBITDA by basic weighted average shares outstanding.